KKR SERIES TRUST

555 CALIFORNIA STREET

50TH FLOOR

SAN FRANCISCO, CALIFORNIA 94104

January 28, 2013

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Mr. John Ganley, Division of Investment Management

Re:	KKR Series Trust
Post-Effective Amendment No. 3 to Registration Statement on Form N-1A (File Nos. 811-22720 and 333-182743) (“Registration Statement”)

Dear Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, KKR Series Trust, a Delaware statutory trust, (the “Trust”) on behalf of its series, the KKR Alternative High Yield Fund, hereby respectfully requests acceleration of the effective date of its Registration Statement so that such Registration Statement may be declared effective on January 30, 2013 or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Very truly yours,

KKR SERIES TRUST

By:	/s/ Nicole J. Macarchuk
Name:	Nicole J. Macarchuk
Title:	Secretary and Vice President

SEI INVESTMENTS DISTRIBUTION CO.

1 FREEDOM VALLEY DRIVE
OAKS, PENNSYLVANIA 19456

January 28, 2013

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Mr. John Ganley, Division of Investment Management

Re:	KKR Series Trust
Post-Effective Amendment No. 3 to Registration Statement on Form N-1A (File Nos. 811-22720 and 333-182743) (“Registration Statement”)

Dear Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, SEI Investments Distribution Co., in its capacity as distributor of KKR Alternative High Yield Fund, hereby joins in the request of KKR Series Trust on behalf of its series, the KKR Alternative High Yield Fund, for acceleration of the effective date of the Registration Statement so that such Registration Statement may be declared effective on January 30, 2013 or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Very truly yours,

SEI INVESTMENTS DISTRIBUTION CO.

By:	/s/ Maxine J. Chou
Name:	Maxine J. Chou
Title:	Chief Financial Officer and Chief Operations Officer